Exhibit 16.1

May 15, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:  Non-Invasive Monitoring Systems, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 14, 2009 of Non-Invasive Monitoring Systems, Inc. and agree with the statements concerning our firm contained therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Eisner LLP

Eisner LLP